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EXHIBIT 11

                           CHARTER ONE FINANCIAL, INC.
                        COMPUTATION OF PER SHARE EARNINGS

                                                                                THREE MONTHS ENDED MARCH 31,
                                                                           ---------------------------------------
                                                                                  1997                    1996
                                                                                  ----                    ----
                                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

COMPUTATION OF PRIMARY EARNINGS PER SHARE:
  Weighted average number of common shares outstanding.....................     46,324,519              47,289,413
  Add common stock equivalents for shares issuable under:
    Stock Appreciation Rights Plan(1)......................................         49,177                  49,571
    Stock Option Plan(1)...................................................      1,252,027                 931,200
                                                                              ------------            ------------
      Weighted average number of shares outstanding adjusted
        for common stock equivalents.......................................     47,625,723              48,270,184
                                                                              ============            ============

Net income.................................................................  $      44,086                  38,450
Primary earnings per share.................................................            .93                     .80

COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE:
  Weighted average number of common shares outstanding.....................     46,324,519              47,289,413
  Add common stock equivalents for shares issuable under:
    Stock Appreciation Rights Plan(2)......................................         49,177                  53,327
    Stock Option Plan(2)...................................................      1,254,025               1,039,146
                                                                              ------------            ------------
      Weighted average number of shares outstanding adjusted
        for common stock equivalents.......................................     47,627,721              48,381,886
                                                                              ============            ============

Net income.................................................................  $      44,086                  38,450
Fully diluted earnings per share...........................................            .93                     .79

---------------------------

(1) Additional shares issuable were derived under the "treasury stock method" using average market price during the period.
(2) Additional shares issuable were derived under the "treasury stock method" using the higher of the average market price during the period or the market price at the end of the period.

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